Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Third Quarter 2010 Sales Growth of 26.8%

Orders Growth of 30.7%

Net Income of $2.3 million

LAKE MARY, FL, November 3, 2010 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the third quarter ended October 2, 2010. Sales in the third quarter of 2010 increased 26.8%, to $45.3 million, from $35.7 million in the third quarter of 2009. The Company reported net income of $2.3 million, or $0.14 per share, compared to a net loss of $0.08 per share in the third quarter of 2009.

New order bookings for the third quarter of 2010 were $46.8 million, an increase of $11.0 million, or 30.7%, compared to $35.8 million in the third quarter of 2009.

“We generated strong double-digit orders and sales growth for the third straight quarter as customers continued to focus on improving their manufacturing efficiency and workforce productivity, particularly as demand in their end-markets is increasing,” stated Jay Freeland, FARO’s President and CEO. “FARO’s products are used to achieve the efficiency gains that they’re looking for.”

“We also introduced the FARO Focus 3D Laser Scanner and the FARO AMP 3D Imager. We believe these revolutionary new products are another example of FARO’s ability to stay ahead of the technology curve, leading the marketplace forward. Our continuing commitment to outstanding customer support and service was also reinforced with the announcement of the Innovative Solutions Network; a marketing, sales and support collaboration in North America with Carl Zeiss Industrial Metrology.”

Gross margin for the third quarter of 2010 was 58.3%, compared to 54.9% in the third quarter of 2009. Gross margin increased primarily due to an increase in the proportion of higher margin product sales relative to lower margin service revenue.

“We’re getting good operating leverage and staying aggressive in our sales and R&D execution while still running lean throughout the organization. We earned $0.14 per share in the third quarter despite incurring more than $1 million in legal costs associated with the FCPA monitor in connection with the DOJ and SEC settlement and our patent suit. We are optimistic about the fourth quarter, but are maintaining our practice of not providing specific financial guidance,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about FARO’s focus, plans and strategies, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;
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declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

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risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With over 20,000 installations and 11,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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